                                                                   Exhibit 10.22
VARCO INTERNATIONAL INC.
Criteria - 1998 Management Incentive Bonus Plan

The general structure of the Plan and the financial performance criteria employed remain generally unchanged from recent years. The cash bonus payout is expressed as a percentage of annual salary and is a function of Salary Grade and the financial performance level achieved. Financial performance is measured by profitability (Net Income at the total Company level and Operating Income at the Division level) and return on investment (Economic Value Added or "EVA" at both the total Company and Division level). As the company has increasingly used EVA as a measure of overall financial performance it is being adopted as a Bonus Plan criteria for the first time this year, replacing Operating Profit Return on Assets for Division performance and Cash Flow ROI as a measure of total Company performance. To earn the bonus points associated with a given level of financial performance, both the minimum profit and return on investment
                       ----
associated with that level must be achieved.

In 1997 there was once again a wide disparity in bonus points among the five Divisions, and we believe the bonus plan accurately reflected the financial performance realized by each Division. The Annual Financial Plan equated to 7 Bonus Points for all Divisions and for the Corporation.

                          Bonus      Annual Plan                Actual
                          Points   Profit   R.O.I.    Profit    R.O.I.
                          ------   ------   -------   -------   -------

Drilling Systems            15      $24.3     42.2%    $36.3      63.7%
Varco BJ Oil Tools *        12        9.3     32.2      12.3*     38.7*
MD/TOTCO                    13       14.8     40.0      20.1      50.9
Shaffer                      8       23.1     35.1      27.1      36.2
Thule Rigtech                0        1.6    110.7        .8      28.7
Company                     12      $  .55    16.0     $  .76     23.0

* Actual results were adjusted for impact of exchange rate variance from planned rate for bonus calculation.

A summary of the key elements of the proposed 1998 Management Incentive Bonus Plan follows:

 . Achieving the Annual Financial Plan equates to 9 Bonus Points; repeating 1997 results would earn 4 points.

 . The bonus percentages (bonus/salary ratio) associated with each Bonus Point level have been revised for all Salary Grades. The ratio which equates to the 75th percentile in the salary survey data is set at 8 Bonus Points; the average ratio is set at 4 Bonus Points. Thus, achieving the 1998 Plan would result in a bonus slightly above the 75th percentile, repeating 1997 performance would yield an average bonus.

 .  The new 9 Bonus Point percentages (i.e. Plan) equate to approximately 11/12
   Bonus Points under last year's plan for Division Vice Presidents (Salary Grade 13) and above, and 10/11 Bonus Points for Salary Grades 10-12. This change reflects the salary survey data which suggests that during years of low bonus payouts our plan became compressed from top to bottom.

 . The revised Plan reflects the significantly improved financial performance by the Company, with the 1997 results being above average, and the 1998 Plan performance well above average.


In addition to the cash bonus, it is proposed that each participant in the Plan be once again eligible for a Stock Bonus, based on total Company performance.
As has been the case for several years, the Stock Bonus would be paid in Varco stock having a value equal to 1/3 of the bonus amount due a participant based on his/her Salary Grade and the total Company financial performance level achieved.

For Division Presidents, 25% of the cash bonus amount is based upon the points attributable to total Company performance.

Again in 1998 we propose that Corporate Officers have the opportunity to increase their cash bonus by 50%, or decrease it by 33%, depending on the performance of Varco Stock relative to a group of 10 peer companies. Specifically, if the year-to-year increase in the price of Varco Stock (as measured by the average of the last 5 trading days of 1998 divided by the average for the last 5 trading days of 1997) is among the top 3 of 11 companies, Corporate Officers' cash bonuses would be increased by 50%; if Varco's Stock price increase is among the bottom 3 of the group such bonuses would be reduced by 33%. We believe that this aspect of the bonus program achieved its objective of focusing increased attention on stock price performance.

The peer group would include: Baker Hughes, Halliburton, Schlumberger, Smith International, Cooper Cameron, Tuboscope Vetco, Camco, National Oilwell, Energy Ventures, IRI (replaces Western Atlas ).

BONUS POINTS =          2       3      4       5       6       7       8       9      10      11     12      13      14      15
                     -------------------------------------------------------------------------------------------------------------
E.P.S.                 $0.55   $0.65  $0.75   $0.85   $0.95   $1.05   $1.15   $1.25   $1.30   $1.35  $1.40   $1.50   $1.60   $1.75

 NET INCOME             36.9    43.6   50.3    57.0    63.7    70.4    77.1    83.8    87.1    90.5   93.8   100.5   107.2   117.3

 AVERAGE INVESTMENT    217.0   227.0  237.0   247.0   257.0   267.0   277.0   287.0   296.0   305.0  314.0   332.0   350.0   377.0

 NET INCOME R.O.I.      17.0%   19.2%  21.2%   23.1%   24.8%   26.3%   27.8%   29.2%   29.4%   29.7%  29.9%   30.3%   30.6%   31.1%

 EVA                   $14.4   $20.2  $26.2   $32.2   $38.2   $44.3   $50.4   $55.0   $59.6   $62.6  $65.6   $71.2   $76.8   $84.6

DRILLING SYSTEMS:

 REVENUE               141.6   153.5  165.5   177.4   189.3   201.2   213.1   225.0   231.0   236.9  242.9   254.8   266.7   284.5

 OPERATING INCOME       27.8    31.4   35.1    38.8    42.5    46.2    49.9    53.6    55.1    56.6   58.1    61.0    64.0    68.5

 AVERAGE NET ASSETS     55.9    58.8   61.8    64.8    67.8    70.7    73.7    76.7    78.5    80.3   82.1    85.6    89.2    94.6

 EVA                    $6.8    $8.7  $10.7   $12.7   $14.7   $16.7   $18.7   $20.7   $21.5   $22.4  $23.2   $24.9   $26.6   $29.0

OIL TOOLS:

 REVENUE                49.7    59.4   69.1    78.9    88.6    98.3   108.1   117.8   120.9   124.0  127.2   133.4   139.6   149.0

OPERATING INCOME         7.7    11.2   14.6    18.0    21.4    24.8    28.2    31.6    32.4    33.2   33.9    35.5    37.1    39.4

 AVERAGE NET ASSETS     28.0    29.9   31.9    33.8    35.8    37.7    39.7    41.6    42.5    43.5   44.6    47.0    49.3    52.8

 EVA                    $0.8    $2.8   $4.7    $6.6    $8.6   $10.5   $12.4   $14.4   $14.9   $15.5  $16.0   $16.9   $17.7   $19.0

M/D TOTCO:
 REVENUE                76.0    82.4   88.8    95.2   101.6   108.0   114.4   120.8   124.0   127.2  130.4   136.8   143.2   152.8

 OPERATING INCOME       18.7    20.1   21.5    22.9    24.3    25.7    27.1    28.5    29.3    30.1   30.9    32.5    34.1    36.5


   AVERAGE NET ASSETS  34.3   37.1   40.0    42.9    45.8   48.6    51.5    54.4     55.5   56.6    57.8    60.0    62.2    65.6

  EVA                  $3.5   $4.0   $4.5    $5.1    $5.6   $6.2    $6.7    $7.3     $7.9   $8.6    $9.2   $10.2   $11.2   $12.6

                        2       3      4       5       6      7       8       9       10     11      12      13      14      15
------------------------------------------------------------------------------------------------------------------------------------
SHAFFER:
   REVENUE            190.4  200.8  211.3   221.7   232.2   242.6  253.1    263.5   270.5   277.4   284.4   298.4   312.3  333.2


   OPERATING INCOME    22.2   24.5   26.8    29.1    31.4    33.7   36.0     38.3    40.0    41.8    43.5    47.0    50.5   55.7

   AVERAGE NET ASSETS  64.9   65.9   67.0    68.0    69.1    70.1   71.2     72.2    75.3    78.5    81.6    87.9    94.2  103.6

  EVA                  $5.0   $6.3   $7.6    $8.9   $10.3   $11.6  $13.0    $14.3   $15.1   $16.0   $16.8   $16.9   $18.6  $20.4

RIGTECH
   REVENUE             18.0   19.5   21.0    22.5    24.1    25.6   27.1     28.6    29.4    30.1    30.9    32.4    33.9   36.2

   OPERATING INCOME     0.9    1.4    1.8     2.3     2.7     3.2    3.6      4.1     4.3     4.5     4.7     5.0     5.4    6.0

   AVERAGE NET ASSETS   5.3    5.6    6.0     6.4     6.8     7.1    7.5      7.9     8.1     8.4     8.6     9.0     9.5   10.2

 EVA                  ($0.8) ($0.7) ($0.4)  ($0.2)   $0.0    $0.3   $0.6     $0.8    $1.0    $1.1    $1.3    $1.5    $1.8   $2.1

       GRADE LEVEL          2    3     4     5     6     7     8     9      10     11     12     13     14    15
                        ------------------------------------------------------------------------------------------
          EXEC             52%  62%   70%   76%   82%   88%   95%   103%   112%   122%   132%   143%   154%   166%

           16              36%  43%   49%   53%   57%   61%   66%    71%    76%    82%    88%    94%   101%   108%

           15              33%  39%   44%   48%   52%   56%   60%    65%    70%    75%    81%    87%    93%   100%

           14              28%  33%   37%   40%   43%   46%   50%    54%    58%    63%    68%    74%    80%   86%

           13              20%  23%   26%   28%   30%   32%   35%    38%    41%    45%    49%    53%    58%   63%

           12              15%  18%   20%   21%   22%   24%   26%    29%    32%    35%    39%    43%    48%   53%

         10/11             10%  13%   15%   16%   17%   18%   20%    22%    24%    27%    30%    34%    38%   42%

                                       6